Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential World Fund, Inc.:

We consent to the use of our report, dated December 15, 2016, with respect to the financial statements and financial highlights of Prudential Jennison International Opportunities Fund, a series of Prudential World Fund, Inc., as of October 31, 2016, and for the respective years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

November 20, 2017